Exhibit 3.1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “NEW ATA HOLDINGS INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE TWENTY- SEVENTH DAY OF FEBRUARY, A.D. 2006, AT 1:25 O’CLOCK P.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State

4100653 8100X	AUTHENTICATION:	5022270

060824965	DATE:	09-06-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:24 PM 02/27/2006
FILED 01:25 PM 02/27/2006
SRV 060186640 – 4100653 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ATA HOLDINGS INC.

The undersigned, the duly qualified and authorized Secretary of New ATA Holdings Inc., a Delaware corporation incorporated on January 26, 2006, does hereby certify that the Certificate of  Incorporation of the Corporation filed on January 26, 2006 was amended pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on February 27, 2006, and that the Corporation had not received any payment for any of its stock as of the date of such filing. The undersigned further certifies that the following is the true and correct Amended and Restated Certificate of Incorporation of the Corporation:

First: The name of the corporation (which is hereinafter referred to as the “Corporation”) is New ATA Holdings Inc.,

Second: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “Act”).

Fourth: A, The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 50,000,000 par value of $0.0001 (1/100 of 1 cent) per share. 12,308,480 shares of the authorized and unissued common stock of the Corporation are hereby designated “Class A Common Stock,” with such rights, preferences, powers, privileges and restrictions, qualifications and limitations as stated in the By-laws of the Corporation.

B.            The Board of Directors is authorized, subject to any limitations prescribed by law or the By-Laws of the Corporation, to provide for the issuance of the shares of Common Stock in series, and by filing a certificate pursuant to the Act (such certificate being hereinafter referred to as a “Common Stock Designation”), to establish from time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof. The Board of Directors is empowered, subject to any limitations prescribed by law or the By-Laws of the Corporation, without further stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting or other powers or rights of the holders of the Common Stock. The Corporation is prohibited from issuing non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

C.            In the exercise of voting privileges, each holder of shares of the Class A Common Stock of the Corporation shall be entitled to one (1) vote for each share held in his name on the books of the Corporation. In all elections of directors of the Corporation, cumulative voting is expressly prohibited.

FIFTH: The name and mailing address of the incorporator are L. Gilles Sion, Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to alter or repeal the By-laws of the Corporation, or adopt any new By-Laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders; provided, however, that, until such time as may be specified in the By-laws of the Corporation, and subject to such limitations as may be set forth in the By-laws, in no event shall the stockholders be entitled to alter or repeal the By-Laws of the Corporation, or adopt any new By-Laws of the Corporation in a manner that would materially and adversely affect the rights of the holders of the Class A Common Stock of the Corporation, unless any such alteration, repeal or adoption shall have been approved by the Board of Directors of the Corporation pursuant to the By-laws. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation; provided however, that, until such time as may be specified in the By-laws of the Corporation, and subject to such limitations as may be set forth in the By-laws, the stockholders shall not be entitled to amend, alter, change or repeal any provision contained in Article Sixth of this Certificate of Incorporation in a manner that would materially and adversely affect the rights of the holders of the Class A Common Stock of the Corporation, unless any such amendment, alteration, change or repeal shall have been approved by the Board of Directors of the Corporation pursuant to the By-laws.

TENTH: The Corporation elects not to be governed by 8 Del.C. §203 (the Delaware Takeover Statute), as now in effect or hereafter amended, or any successor statute thereto.

ELEVENTH: Limitations on Ownership and Control by Non-U.S. Citizens.

A.            Definitions. For purposes of this Article Eleventh, the following definitions shall apply:

“Act” shall mean Title 49 of the United States Code, as amended, or as the same may be from time to time amended, supplemented, and/or superseded.

“Citizen of the United States” shall have the meaning set forth in Section 40102(a)(15) of the Act (or any successor or replacement provision thereto) and administrative interpretations issued by the Department of Transportation, its predecessors and successors, from time to time.

“Foreign Stock Record” shall have the meaning set forth in Article Eleventh (C).

“Non-U.S. Citizen” shall mean any person or entity who is not a “Citizen of the United States”.

“Own or Control.” or “Owned or Controlled” shall mean ownership of record, beneficial ownership, or the power to direct by agreement, agency or in any other manner, the voting of Stock. Any determination by the Board of Directors as to whether Stock is Owned or Controlled by a Non-U.S. Citizen shall be final.

“Permitted Percentage” shall mean 25% of the voting power of the Stock, or such other amount as permitted by Section 40102 of the Act (or any successor or replacement thereto) to be Owned or Controlled by Non-U.S. Citizens.

“Stock” shall mean the outstanding capital stock of the Corporation entitled to vote; provided, however, that for the purpose of determining the voting power of Stock that shall at any time constitute the Permitted Percentage, the voting power of Stock outstanding shall not be adjusted downward solely because shares of Stock may not be entitled to vote by reason of any provision of this Article Eleventh.

B.            Non-U.S. Citizen Ownership. It is the policy of the Corporation that, consistent with the requirements of the Act, Non-U.S. Citizens shall not Own or Control more than the Permitted Percentage and, if Non-U.S. Citizens nonetheless at any time Own or Control more than the Permitted Percentage, the voting rights of the Stock Owned or Controlled by Non-U.S. Citizens in excess of the Permitted Percentage shall be automatically suspended in accordance with Article Eleventh (C) and (D).

C.            Foreign Stock Record.  The Corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) in which shall be registered shares of Stock known to the Corporation to be Owned or Controlled by Non-U.S. Citizens. Without Limiting the provisions of sub-section E below, each shareholder of the Corporation and any proposed transferee thereof shall certify, if required to do so pursuant to one or more forms which may be established for this purpose from time to time by the Corporation or its transfer agent, whether it is a Citizen of the United States or a Non-U.S. Citizen, and the Corporation or its transfer agent shall register in the Corporation’s Foreign Stock Record any such shares known to it to be held by a Non-U.S. Citizen. The Foreign Stock Record shall include (a) the name and citizenship of each such Non-U.S. Citizen and (b) the date of registration and number of such shares Owned or Controlled by each Such Non-U.S. Citizen. The Corporation may refuse to register the issuance or transfer of shares on its books if such issuance or transfer would result to shares in excess of the Permitted Percentage being entered on the Foreign Stock Record.

D.            Suspension of Voting Rights.  If at any time the number of shares of Stock known to the Corporation to be Owned or Controlled by Non-U.S. Citizens exceeds the Permitted Percentage, the voting rights of shares Owned or Controlled by Non-U.S. Citizens in excess of the Permitted Percentage at the time of any vote or action of the shareholders of the Corporation shall, without further action by the Corporation, be suspended. Such suspension of voting rights shall (i) be applied to shares in reverse chronological order, based upon the date of registration of such shares in the stock transfer records of the Corporation, and (ii) automatically terminate upon the earlier of the (1) transfer of such shares to a person or entity who is a Citizen of the United States, or (2) transfer of other shares Owned or Controlled by Non-U.S. Citizens to persons or entities who are citizens of the United States in a Sufficient amount to permit the Permitted Percentage not to be exceeded.

E.             Certification.

The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to shareholders in connection with the annual meeting or any special meeting of the shareholders of the Corporation, or otherwise) require a person or entity that Owns or Controls Stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person or entity, such person or entity is a Citizen of the United States.

For Purposes of applying the provisions of this Article Eleventh with respect to any Stock, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Article Eleventh, the Corporation may, if it so elects, presume that the Stock in question is Owned or Controlled by Non-U.S.Citizens.

F.                                      Board of Directors and Officers of the Corporation.

The President and Chairman of the Board must at all times be Citizens of the United States. At least two-thirds of the Board of Directors and other officers must be Citizens of the United States.

THE UNDERSIGNED, being the duly qualified Secretary of the Corporation, has executed this Certificate on February 27, 2006.

/s/ Brian T. Hunt
Brian T. Hunt, Securetary